UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2014

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

(703) 918-4480

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed in a Form 8-K filed on December 24, 2013 (the “Previous Report”), on December 24, 2013, Alion Science and Technology Corporation (the “Company” or “Alion”) entered into an agreement (together with the exhibits attached to the agreement, the “Refinancing Support Agreement”) with ASOF II Investments, LLC (“ASOF”) and Phoenix Investment Adviser LLC (collectively, the “Supporting Noteholders”). The Supporting Noteholders and their respective affiliates, including certain private funds and accounts they manage, hold, in the aggregate, approximately 66.7% of the principal amount of Alion’s outstanding 10.25% senior notes due 2015 (the “Existing Unsecured Notes”) issued pursuant to that certain indenture, dated as of February 8, 2007, among the Company, Wilmington Trust Company, as trustee, and the subsidiary guarantors named therein (the “Existing Unsecured Notes Indenture”). Terms not otherwise defined in this Form 8-K have the meanings ascribed to them in the Previous Report.

On February 13, 2014, Alion entered into an amendment to the Refinancing Support Agreement with the Supporting Noteholders (the “Amendment”). The Amendment, among other things, (i) permits the Company, at its option, to increase the maximum credit available under the New Revolving Facility from $45.0 million to an amount not in excess of $65.0 million, upon approval by the lenders thereunder; (ii) extends the date by which the refinancing transactions contemplated by the Refinancing Support Agreement must be completed from March 21, 2014 to April 28, 2014 (the “Outside Date”); (iii) deletes the Supporting Noteholders’ right to terminate the Refinancing Support Agreement with respect to the condition that the Tender/Exchange Offer be commenced within 50 days following the execution of the Refinancing Support Agreement; (iv) increases the amount of upfront fees (which may be in the form of original issue discount) payable to the lenders under the New Second Lien Term Facility by 50 basis points; (v) adjusts the anti-dilution trigger for the New Warrants based on sales below the then Current Market Value of the Company’s common stock and adds an anti-dilution trigger in the event certain liquidity events were to occur on or before March 15, 2017; (vi) changes the date on which the Series A Holder may instruct the Company to undertake a sale process from the third anniversary of the Closing to September 30, 2016 and adjusts the call premium on the Third Lien Notes commensurately; and (vii) changes the voting mechanism by which New Warrant holders may waive or amend certain restrictions to be set forth in the Company’s Certificate of Designations.

As consideration for ASOF’s agreement to extend its commitment to fund the New Second Lien Term Facility through and including the Outside Date, Alion agreed to pay ASOF a $750,000 commitment extension fee, which is earned and payable upon the Closing.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

This Form 8-K does not constitute an offer to sell any securities or the solicitation of an offer to exchange any Existing Unsecured Notes or any other security, nor shall there be any sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction. The Tender/Exchange Offer will be made only through a registration statement under the Securities Act of 1933, as amended, and related materials.

The Company has filed a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Tender/Exchange Offer, but it has not yet been declared effective by the SEC. Security holders and investors are urged to read the Registration Statement and any amendments to the Registration Statement because they contain important information regarding the contemplated Tender/Exchange Offer. Security holders and investors are able to obtain copies of any documents filed with the SEC regarding the Tender/Exchange Offer, free of charge, at the SEC’s website (www.sec.gov), at the Company’s website (www.alionscience.com) or by contacting Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, (703) 918-4480, Attention: General Counsel.

Cautionary Note Regarding Forward-Looking Statements

Information included in this Current Report on Form 8-K may contain forward-looking statements that involve risks and uncertainties, including statements regarding the expected terms of the transactions contemplated by the Refinancing Support Agreement. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “pro forma,” “forecast,” “projections,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions. There can be no assurance that all or any portion of the aforementioned refinancing transactions will be consummated on the terms summarized herein or at all. The forward-looking statements contained, or incorporated by reference, herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission and other factors discussed in this Form 8-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of this Form 8-K. The Company undertakes no obligation to update any of the forward-looking statements made in this Form 8-K, whether as a result of new information, future events, changes in expectations or otherwise.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment to the Refinancing Support Agreement, dated as of February 13, 2014, by and among Alion and the Supporting Noteholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 18, 2014	ALION SCIENCE AND TECHNOLOGY CORPORATION

		By:	/s/ Barry M. Broadus
Name: Barry M. Broadus
Title: Chief Financial Officer